Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 Amendment No. 3 of our report dated April 1, 2024, relating to the audited consolidated financial statements of Digital Ally, Inc., as of and for the years ended December 31, 2023 and 2022, appearing in the Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

April 26, 2024